Exhibit 99.1

TenFold Announces Estimated Second Quarter 2004 Financial Results

SALT LAKE CITY, Utah – July 15, 2004 – TenFold® Corporation (OTC: TENF.OB), provider of the EnterpriseTenFold™ platform for building and implementing enterprise applications, today announced estimated financial results for its second quarter of 2004 ended June 30, 2004 and its plans to host a conference call to discuss the estimated results, later today, Thursday, July 15, 2004, at 5:00 p.m. EDT.

Subject to the results of its quarterly close and auditor review, TenFold anticipates reporting Q2 2004 cash balances of $9.1 million; and Q2 2004 revenues in the range of $10.3 million to $10.4 million, operating profits in the range of $6.0 million to $6.2 million, and net income for the quarter in the range of $6.1 million to $6.3 million.

“We expect to report substantial operating profits and net income for the second quarter of calendar year 2004, primarily as a result of large, non-recurring revenues associated with Cedars-Sinai Medical Center confirming completion of an earlier project with TenFold. This confirmation requires TenFold to recognize approximately $8 million of deferred revenues. In so doing, it substantially reduces recorded liabilities and simplifies our balance sheet. Additionally, we believe this assures us of a profitable 2004,” said Dr. Nancy Harvey, TenFold’s President and CEO.

Dr. Harvey added, “The sizeable revenue from this transaction is non-recurring, and is not the start of the rapid growth that we predict for our future. However, the agreements with Cedars are very important because they strengthen the relationship between Cedars and TenFold, in addition to affirming Cedars intention to expand its use of our powerful EnterpriseTenFold platform.” Included in these transactions are expanded EnterpriseTenFold license rights for Cedars internal use and for their PCX subsidiary, which expects to commercialize their TenFold-powered PatientCareExpert application.

“As we discussed last quarter, both JPMorgan Chase and Vertex continue to wind-down their use of TenFold consultants on their current projects as they achieve self-sufficiency. As the need for consulting staff at Vertex declines, we are purchasing proportionately fewer services from our UK partner, youDevise. We have deployed staff rolling off the Chase project into our marketing, training, and support organizations and onto billable projects for new customers,” continued Dr. Harvey.

“In addition to Cedars, the other major highlight to our performance in Q2 was an increase in sales activity. We believe we are seeing the signs of our sales and marketing efforts gaining traction. While the revenue associated with our tactical sales remains small, the growing number of active new customers affirms our sales model and increases our confidence that our strategy is on track and working,” concluded Dr. Harvey.

These estimated Q2 2004 results include approximately $8 million in revenues, and $150,000 in operating costs, expected to be recognized in Q2 related to the completion of an earlier fixed-price applications development project with Cedars. This completes the recognition of these revenues and related costs that we deferred in prior years pending confirmation of the completion of the applications development project and resolution of potential disputes between the parties. The new contractual terms confirm TenFold’s completion of the earlier project and provide for mutual releases from prior related claims.

The conference call will begin at 5:00 p.m. EDT on Thursday, July 15, 2004, and is available by dialing (888) 989-0722 or (210) 234-8636 for international calls. The conference title is “TenFold Q2 Results,” the passcode is “TenFold” and the call leader is “Dr. Nancy Harvey.” To access the release on-line on Thursday, July 15, 2004, after 4 p.m. EDT, go to the Press Releases section of the TenFold Web site at www.tenfold.com. Telephone replays of the conference call will be available from four hours after the call through July 28, 2004. To access the telephone replay, dial (866) 513-4387 or (203) 369-1985 for international calls.

TenFold expects to report final Q2 2004 financial results, and hold a conference call on July 29th. Instructions for that conference call will be provided closer to that date.

About TenFold

TenFold (OTC Bulletin Board: TENF) licenses its patented technology for applications development, EnterpriseTenFold(TM), to organizations that face the daunting task of replacing obsolete applications or building complex applications systems. Unlike traditional approaches, where business and technology requirements create difficult IT bottlenecks, EnterpriseTenFold technology lets a small, team of business people and IT professionals design, build, deploy, maintain, and upgrade new or replacement applications with extraordinary speed, superior applications quality and power features. For more information, call (800) TENFOLD or visit www.tenfold.com.

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This release contains forward-looking statements that involve risks and uncertainties that may cause actual future events or results to differ materially from those described in the forward-looking statements. Forward-looking statements in this release include estimated second quarter 2004 financial results, expected timing for releasing second quarter 2004 financial results, estimated 2004 profitability, expected future growth, and that EnterpriseTenFold technology lets a small team build, and maintain applications with extraordinary speed and quality and with limited demand on IT resources. Factors that could cause TenFold’s actual second quarter 2004 financial results, expected second quarter earnings release date, estimated 2004 profitability, and expected future growth to differ materially from those in forward-looking statements include accounting changes discovered during the close of the financial statements and quarterly review or annual audit, and future success in sales and marketing efforts. Factors that could cause actual results regarding product and technology assertions to differ materially from those in forward-looking statements include inadequate training, incorrect installation, use of unsupported hardware and software versions or combinations thereof, and inadequate consultation with TenFold Support. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents filed by TenFold Corporation with the Securities and Exchange Commission, including but not limited to, the most recent reports on Forms 10-Q and 10-K.

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TenFold and EnterpriseTenFold are trademarks of TenFold Corporation. All other trademarks and registered trademarks are the property of their respective owners.

Press Contact: Amy Meshulam Horn Group for TenFold Corporation 415-905-4013 ameshulam@horngroup.com
Sally N. White TenFold Corporation 801-619-8232 swhite@tenfold.com